Product supplement no. 7-I To the prospectus dated April 15, 2016 and the prospectus supplement dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated June 12, 2017; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Cushing® 30 MLP Index* ETNs, Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

*with payment at maturity or upon early repurchase or redemption based on the VWAP level of the Index

•	JPMorgan Chase Financial Company LLC may from time to time offer and sell Cushing® 30 MLP Index ETNs, which we refer to as the notes.

•	The return on the notes is linked to the performance of the Cushing® 30 MLP Index, which we refer to as the Index, as measured by its VWAP level, and to cash distributions on its components:

•	As set forth in more detail under “Description of Notes — Summary of Key Terms” below, the payment on the notes at maturity or upon early repurchase or redemption is based on the VWAP level of the Index, subject to the deduction in certain circumstances of an investor fee of 0.95% per annum. The VWAP level reflects the volume-weighted average prices of the components of the Index. You may lose some or all of your principal amount at maturity or upon early repurchase or redemption.

•	The notes may pay a variable quarterly coupon based on cash distributions on the components of the Index, subject to the deduction of an investor fee of 0.95% per annum. You are not guaranteed any coupon payments.

•	The Index tracks the performance of publicly traded equity securities of 30 U.S.-based companies that are engaged in, or that hold an entity that is engaged in, the midstream activities of transportation, storage, processing or production of energy commodities.

•	On any business day on or after a specified initial redemption date, we may, in our sole discretion, redeem the notes, in whole or in part.

•	On a weekly basis, you may request that we repurchase a minimum of 50,000 notes if you comply with the required procedures, subject to a repurchase fee of 0.125%.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	We intend to list the notes on NYSE Arca, Inc., which we refer to as NYSE Arca, under the ticker symbol “PPLN.” No assurance can be given as to the approval of the notes for listing or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes. We are not required to maintain a listing on NYSE Arca or any other exchange.

•	The notes are not appropriate for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisers.

•	For important information about tax consequences relating to the notes, see “Material U.S. Federal Income Tax Consequences” beginning on page PS-28 of this product supplement.

•	This product supplement describes terms that will apply generally to the notes and supplements the terms described in the prospectus supplement and the prospectus. A separate pricing supplement or other supplement will describe terms that apply to the notes, including any changes to the terms specified below. These supplements are referred to generally in this product supplement as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement, the prospectus supplement or the prospectus, the terms described in the relevant terms supplement will govern your notes.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-4 of this product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of the relevant terms supplement, this product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

June 12, 2017

TABLE OF CONTENTS

We and JPMorgan Chase & Co. have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement, the prospectus supplement or the prospectus with respect to the notes offered by the relevant terms supplement and with respect to us and JPMorgan Chase & Co. We and JPMorgan Chase & Co. take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The relevant terms supplement, together with this product supplement, the prospectus supplement and the prospectus, will contain the terms of the notes and will supersede all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, other free writing prospectuses, sample structures, fact sheets, information appearing on websites, brochures or other educational materials of ours. The information in each of the relevant terms supplement, this product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

The notes are not appropriate for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement, the prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which that offer or solicitation is unlawful.

In this product supplement, “we,” “us,” “our” and “JPMorgan Financial” refer to JPMorgan Chase Financial Company LLC.

i

Description of Notes

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. A separate terms supplement will describe terms that apply to the notes, including any changes to the terms specified below. The term “note” refers to each Principal Amount (as defined below) of our Cushing® 30 MLP Index ETNs.

General

The notes are unsecured and unsubordinated obligations of JPMorgan Financial, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes will rank pari passu with all of JPMorgan Financial’s other unsecured and unsubordinated obligations. JPMorgan Chase & Co.’s guarantee of the notes will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

The notes are a series of debt securities issued by JPMorgan Financial referred to in the prospectus supplement and the prospectus and will be issued by JPMorgan Financial under an indenture dated February 19, 2016, as may be amended or supplemented from time to time, among JPMorgan Financial, JPMorgan Chase & Co. and Deutsche Bank Trust Company Americas, as trustee.

The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Book-Entry System” in the prospectus.

The notes will be issued in minimum denominations specified in the relevant terms supplement, and the original issue price of each note will be specified in the relevant terms supplement.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount, if any, payable with respect to the notes on the applicable date or dates. We will give DTC irrevocable instructions and authority to pay the applicable amount to the holders of the notes entitled thereto.

Subject to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Summary of Key Terms

This summary of key terms is qualified in its entirety by the specific terms set forth in the relevant terms supplement. If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement, the prospectus supplement or the prospectus, the terms described in the relevant terms supplement will govern your notes.

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor:	JPMorgan Chase & Co.

Principal Amount:	As specified in the relevant terms supplement

Index:	The return on the notes is linked to the performance of the Cushing® 30 MLP

Index (Bloomberg ticker: MLPX), which we refer to as the Index, as measured by its VWAP level, and to cash distributions on its components.

The Index tracks the performance of publicly traded equity securities of 30 U.S.-based companies that are engaged in, or that hold an entity that is engaged in, the midstream activities of transportation, storage, processing or production of energy commodities (the “Index Components”).

The VWAP level of the Index reflects the volume-weighted average prices of the Index Components.

Coupon Payments:

The notes may pay a variable quarterly coupon based on cash distributions on the Index Components, subject to the deduction of an investor fee of 0.95% per annum, as specified in the relevant terms supplement.

The Accrued Investor Fee will reduce each Coupon Amount. In addition, no Coupon Payment will be payable with respect to any quarter if the cash distributions on the Index Components for that quarter are less than the Accrued Investor Fee, even if there cash distributions are paid on the Index Components for that quarter. You are not guaranteed any Coupon Payments.

Payment at Maturity:	For each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment at maturity based on the average VWAP level of the Index over a five-day measurement period as specified in the relevant terms supplement.

Issuer Redemption:	On any Business Day on or after the initial redemption date specified in the relevant terms supplement, we may, in our sole discretion, redeem the notes, in whole or in part. If we exercise our right to redeem your notes prior to maturity, for each note selected for redemption, you will receive a cash payment based on the average VWAP level of the Index over a five-day measurement period as specified in the relevant terms supplement.

Weekly Repurchase:	On a weekly basis, you may request that we repurchase a minimum of 50,000 notes if you comply with the required procedures set forth in the relevant terms supplement, subject to a repurchase fee of 0.125%. Upon early repurchase, for each note, you will receive a cash payment based on the average VWAP level of the Index over a five-day measurement period as specified in the relevant terms supplement.

Accrued Investor Fee:	An investor fee of 0.95% per annum is deducted from each quarterly coupon payment as specified in the relevant terms supplement. In addition, if the cash distributions on the Index Components during a quarter do not exceed the Accrued Investor Fee for that quarter, any excess Accrued Investor Fee will be deducted in calculating any payment at maturity or upon early repurchase or redemption payable during that quarter as specified in the relevant terms supplement.

Repurchase Fee Amount:	A repurchase fee of 0.125% is applied to early repurchases as specified in the relevant terms supplement.

Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)

VWAP Calculation Agent:	NYSE Arca Inc. (“NYSE Arca”)

Other Key Terms:	All other key terms will be as specified in the relevant terms supplement. Capitalized terms used but not defined in this product supplement will have the meanings set forth in the relevant terms supplement.

You may lose some or all of your principal amount at maturity or upon early repurchase or redemption. The aggregate payments on your notes will be less than their principal amount if any Coupon Payments (which reflect the negative effect of the Accrued Investor Fee) are insufficient to offset any decrease in the VWAP level of the Index and the negative effect of any Accrued Investor Fee deducted in determining the payment at maturity or upon early repurchase or redemption (and, in the case of early repurchase, the Repurchase Fee Amount).

Any payment on the notes is subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Risk Factors

Your investment in the notes will involve certain risks. The notes do not guarantee any return of principal at, or prior to, maturity, early repurchase or redemption. Investing in the notes is not equivalent to investing (or taking a long position) directly in the Index or any Index Component. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, as well as the discussion of additional and more specific risks included in the relevant terms supplement, before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes differ from conventional debt securities and may not return any of your principal amount.

Any amount payable on the notes will be determined pursuant to the terms set forth in the relevant terms supplement. You may lose some or all of your principal amount at maturity or upon early repurchase or redemption. The aggregate payments on your notes will be less than their principal amount if any Coupon Payments (which reflect the negative effect of the Accrued Investor Fee) are insufficient to offset any decrease in the VWAP level of the Index and the negative effect of any Accrued Investor Fee deducted in determining the payment at maturity or upon early repurchase or redemption (and, in the case of early repurchase, the Repurchase Fee Amount).

You are not guaranteed any Coupon Payments.

No Coupon Payment will be payable with respect to any quarter if the cash distributions on the Index Components for that quarter are less than the Accrued Investor Fee, even if there cash distributions are paid on the Index Components for that quarter. In addition, the amount of any Coupon Payment will reflect only the excess, if any, of the cash distributions on the Index Components for the relevant quarter over the Accrued Investor Fee for that quarter. Any reduction in or elimination of the distributions of one or more Index Component will similarly reduce the amount of the relevant Coupon Payment, if any.

The Accrued Investor Fee and the Repurchase Fee Amount will reduce amounts payable on the notes.

Each Coupon Payment reflects the deduction of an investor fee of 0.95% per annum. In addition, if the cash distributions on the Index Components during a quarter do not exceed the Accrued Investor Fee for that quarter, any excess Accrued Investor Fee will be deducted in calculating any payment at maturity or upon early repurchase or redemption payable during that quarter. As a result, the Accrued Investor Fee will reduce the amounts payable on the notes.

Furthermore, a repurchase fee of 0.125% is deducted in determining the amount payable upon early repurchase as the Repurchase Fee Amount. As a result, the Repurchase Fee Amount will reduce the amount payable upon early repurchase.

The notes are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. JPMorgan Financial’s and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors in the notes are dependent on the ability of JPMorgan Financial and JPMorgan Chase & Co. to pay all amounts due on the notes. Any actual or potential change in JPMorgan Financial’s or JPMorgan Chase & Co.’s creditworthiness or the credit spreads, as determined by the market for taking that credit risk, is likely to affect adversely the value of the notes. Any payment on the notes is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. If JPMorgan Financial and

JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.

As a finance subsidiary of JPMorgan Chase & Co., JPMorgan Financial has no independent operations beyond the issuance and administration of its securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of the assets of JPMorgan Financial are expected to relate to obligations of one or more of its affiliates to make payments under loans made by JPMorgan Financial or under other intercompany agreements with JPMorgan Financial. As a result, JPMorgan Financial’s ability to make payments in respect of the notes is limited. JPMorgan Financial is dependent upon payments from one or more of its affiliates under intercompany loans and other intercompany agreements to meet its obligations under the notes it issues. If these affiliates do not make payments to JPMorgan Financial and JPMorgan Financial fails to make payments on the notes, holders of the notes may have to seek payment under the related guarantee by JPMorgan Chase & Co. and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of JPMorgan Financial or JPMorgan Chase & Co.; a covenant default or bankruptcy, insolvency or reorganization event with respect to JPMorgan Chase & Co. does not constitute an event of default.

The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of JPMorgan Financial or JPMorgan Chase & Co. In addition, a covenant default by JPMorgan Chase & Co., or an event of bankruptcy, insolvency or reorganization of JPMorgan Chase & Co., does not constitute an event of default with respect to the notes.

We, JPMorgan Chase & Co. or our affiliates may have interests that are adverse to those of the holders of the notes.

We, JPMorgan Chase & Co. or our affiliates may have interests that are adverse to those of the holders of the notes. See “— Risks Relating to Conflicts of Interest” below.

The early redemption feature may force a potential early exit.

If we elect to redeem your notes early, the term of the notes will be reduced and you may lose some or all of your principal amount upon early redemption. You will not receive any further payments, including any Coupon Payments, after the notes have been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk.

The payment on the notes is linked to the VWAP levels, not to the closing levels, of the Index.

The payment at maturity or upon early repurchase or redemption is linked to the performance of the VWAP level of the Index over a five-day measurement period, which we refer to as the Final VWAP Level, as compared to the VWAP level at the initial pricing of the notes, which we refer to as the Initial VWAP Level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index, and the VWAP level will not necessarily correlate with the performance of the official closing level of the Index. The official closing level of the Index may vary significantly from the VWAP level. Therefore, the payment at maturity or upon early repurchase or redemption may be different from, and may be significantly less than, the payment you would receive if that payment were determined by reference to the official closing level of the Index.

A trading market may not develop.

Although we intend to list the notes on NYSE Arca, no assurance can be given as to the approval of the notes for listing or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will develop. We are not required to maintain a listing on NYSE Arca or any other exchange.

The trading price of the notes in any secondary market may differ significantly from their intrinsic value.

The trading price of the notes at any time may vary significantly from their intrinsic value at that time due to, among other things, imbalances of supply and demand (including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes), lack of liquidity, transaction costs, credit considerations and bid-offer spreads. If you pay a premium for the notes above their intrinsic value, you could incur significant losses if you sell your notes at a time when the premium is no longer present in the market.

The liquidity of the market for the notes may vary materially over time, including as a result of any decision of ours to issue, stop issuing or resume issuing additional notes.

In our sole discretion, and without providing you notice or obtaining your consent, we may decide to issue and sell additional notes from time to time. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict those sales, and we may stop and subsequently resume selling additional notes at any time. If we limit, restrict or stop sales of such additional notes, or if we subsequently resume sales of such additional notes, the liquidity and trading price of the notes in the secondary market could be materially and adversely affected. Unless we indicate otherwise, if we suspend selling additional notes, we reserve the right to resume selling additional notes at any time, which might result in the reduction or elimination of any premium in the trading price. See “— The trading price of the notes in any secondary market may differ significantly from their intrinsic value” above.

In addition, affiliates of ours may engage in limited purchase and resale transactions in the notes, although they are not required to do so. The number of notes outstanding or held by persons other than our affiliates could be further reduced at any time due to early repurchase of the notes or due to our or our affiliates’ purchases of notes in the secondary market. A suspension of additional issuances of the notes could result in a significant reduction in the number of outstanding notes if investors subsequently exercise their right to have the notes repurchased by us.

Accordingly, the number of outstanding notes, and their liquidity, could vary substantially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily, and you may suffer substantial losses and/or sell your notes at prices substantially less than their intrinsic value, including being unable to sell them at all or only for a price of zero in the secondary market. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the relevant terms supplement, including the condition that you may request repurchase of at least 50,000 notes at any one time and that you may only exercise your right to require us to repurchase the notes once per week. If the total number of outstanding notes is close to or below 50,000, you may not be able to purchase enough notes to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the notes trading in the secondary market at a discount below their intrinsic value.

There are restrictions on the minimum number of notes you may request that we repurchase and the dates on which you may exercise your right to have us repurchase your notes.

If you elect to exercise your right to have us repurchase your notes, you must request that we repurchase at least 50,000 notes. If you own fewer than 50,000 notes, you will not be able to have us repurchase your notes. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the relevant terms supplement.

You will not know the payment upon early repurchase or the repurchase date at the time you elect to request that we repurchase your notes.

You will not know the amount payable upon early repurchase or the date of payment at the time you elect to request that we repurchase your notes. You will be exposed to market risk in the event the market fluctuates after we receive your request. See the relevant terms supplement for additional information.

For purposes of determining any payment on the notes at maturity or upon early repurchase or redemption, the VWAP level will be referenced only on the Index Business Days during the relevant measurement period.

As a result, the value of the notes and any payment on the notes may be adversely affected. If the VWAP level increases or remains relatively constant during the initial term of the notes and then decreases below the Initial VWAP Level, the relevant Final VWAP Level may be significantly less than if it were calculated on a date or dates earlier than the Index Business Days during the relevant measurement period. Under these circumstances, you may receive a lower return on the notes than you would have received if you had invested directly in the Index or the Index Components.

You will have no ownership rights in any of the Index Components.

Investing in the notes is not equivalent to investing (or taking a short position) directly in any Index Component. As an investor in the notes, you will not have any ownership interests or rights in any of the Index Components.

Many economic and market factors will impact the value of the notes.

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the VWAP level and the level of the Index, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	the actual and expected volatility in the Index and the prices of the Index Components;

•	the time to maturity of the notes;

•	the market price and actual and expected distributions on the Index Components;

•	interest and yield rates in the market generally;

•	supply and demand for the notes, including inventory positions with any market maker (supply and demand for the notes will be affected by any decision of ours to issue, stop issuing or resume issuing additional notes);

•	the amount of the Accrued Investor Fee as of a particular determination date;

•	the Index Components and changes to those Index Components over time; and

•	a variety of economic, financial, political, regulatory and judicial events.

Market disruptions may adversely affect your return.

The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the VWAP Calculation Agent from determining the VWAP level on any day during a measurement period and prevents the Note Calculation Agent from calculating the amount of any payment on the notes at maturity or upon early repurchase or redemption. These events may include disruptions or suspensions of trading in the markets as a whole. If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the VWAP level and the payment at maturity or upon early repurchase or redemption will be postponed and that your return will be adversely affected. In addition, if any day during a measurement period is postponed to the last possible day and the VWAP level is not available on that day because of a the occurrence of a Disrupted Day (as defined below), the VWAP Calculation Agent will nevertheless make determinations with respect to any affected Index Component and the Index on that last possible day for purposes of calculating the VWAP level. See “General Terms of Notes — Postponement of an Averaging Date” and “General Terms of Notes — Postponement of a Payment Date” for more information.

The tax consequences of an investment in the notes are unclear.

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes. We may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes. In this event, and subject to the discussion of the “constructive ownership” rules in the following sentence, we expect counsel to be able to opine that if the notes are properly treated as open transactions that are not debt instruments, they should generate long-term capital gain or loss if held for more than one year. Unless otherwise indicated in the relevant terms supplement, due to the lack of governing authority and the fact-sensitive nature of the analysis regarding the application of the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), we do not expect that counsel would be able to opine as to whether or how these rules would apply to your notes. If the constructive ownership rules were determined to apply to the notes, any long-term capital gain that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes.

The IRS might not accept, and a court might not uphold, the treatment of the notes as “open transactions” that are not debt instruments, as described in “Material U.S. Federal Income Tax Consequences” in this document. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could be materially affected. For example, the IRS could seek to treat you as the beneficial owner of the underlying MLPs for U.S. federal income tax purposes. In that event, you would be required to recognize your allocable share of the taxable income earned by the MLPs, which in a particular taxable year could differ significantly from (and could be significantly greater than) the amount of cash payments you receive on the notes in that year. Alternatively, the IRS could seek to treat the notes as “contingent payment debt instruments.” In this event, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, subject to certain adjustments, with the result that your taxable income in any year could differ significantly from (and could be significantly higher than) the Coupon Amounts (if any) you receive in that year. In addition, any gain recognized at maturity, upon early repurchase or redemption or upon a sale or exchange of your notes generally will be treated as interest income, and if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we expect (in the absence of an administrative determination or judicial ruling to the contrary) to treat Coupon Amounts as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders should evaluate an investment in the notes in light of their particular circumstances.

Subject to discussion in the next paragraph, we expect that Coupon Amounts paid to Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders”) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under the “other income” or similar provision of an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI). Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder. In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (or a lower rate under the dividend provision of an applicable income tax treaty) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The applicable Treasury regulations generally require a “look through” of certain partnerships (“Covered Partnerships”) that own stock of U.S. corporations. It would be prudent to assume that many of the Index Components are Covered Partnerships. Accordingly, the applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the notes are directly traceable to any of these dividends. Withholding would be based on the amount of dividends paid on underlying U.S. stocks owned by Covered Partnerships that are Index Components underlying the notes during your ownership period. The aggregate amounts actually paid on those underlying U.S. stocks owned by Covered Partnerships that are Index Components underlying the notes during the applicable quarter may not be known until the following year, if at all. You should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of our estimate of the dividend equivalent amounts, which is highly likely to equal or exceed the actual dividend amounts from each Coupon Payment, and also to withhold 30% (subject to possible reduction or elimination of that rate under the “other income” or similar provision of an applicable income tax treaty) of the remaining portion of any Coupon Payment, in both cases assuming the income is not effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI).

Our estimate of the dividend equivalent amounts may change from time to time. If you sell or otherwise dispose of the notes between Coupon Payment Dates, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated dividend equivalent amounts attributable to the portion of the Coupon Amounts that has accrued since the immediately preceding Coupon Payment Date. Under applicable Treasury Regulations, withholding agents who have under-withheld on certain dividend amounts may adjust any withholding prior to March 15 of the following year without penalties. We will not provide any further information concerning the actual dividend equivalent amounts in any year, which may differ from our estimated dividend equivalent amounts in that year. Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) to the notes.

Employees of JPMorgan Chase & Co. or one of its affiliates, including JPMorgan Financial, holding the notes must comply with policies that limit their ability to purchase or sell the notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, including JPMorgan Financial, you may acquire the notes only for investment purposes, and you must comply with all of JPMorgan Chase & Co.’s internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase the notes from us, and your ability to trade or sell the notes in the secondary market may be limited.

Risks Relating to Conflicts of Interest

Our offering of the notes does not constitute an expression of our or JPMorgan Chase & Co.’s views about, or a recommendation of, the Index or any Index Component.

You should not take our offering of the notes as an expression of our or JPMorgan Chase & Co.’s views about how the Index or any Index Component will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the Index or any Index Component, including through an investment in the notes. As a global financial institution, we, JPMorgan Chase & Co. and our affiliates may, and often do, have positions (long, short or both) in the Index or one or more Index Component that conflict with an investment in the notes. See “— We, JPMorgan Chase & Co. or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we, JPMorgan Chase & Co. or our affiliates may have. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We, JPMorgan Chase & Co. or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we, through our affiliates or others, may take long or short positions in the Index, a similar index or one or more Index Components or in listed or over-the-counter options, futures, or other instruments linked to the Index, a similar index or one or more Index Components. We may also adjust our hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time and close out or unwind our hedge by selling any of the foregoing during or before any measurement period. In addition, JPMS and other affiliates of ours or JPMorgan Chase & Co. also trade the foregoing on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. While we and JPMorgan Chase & Co. cannot predict an outcome, any of these hedging or other trading activities could potentially affect the VWAP level and may adversely affect the value of the notes or any payment on the notes. If we and our affiliates are unable to effectively hedge our obligations under the notes, we may limit, restrict or stop sales of additional notes, which could materially and adversely affect the liquidity and trading price of the notes in the secondary market. See “Use of Proceeds and Hedging” below for additional information about our and our affiliates’ hedging activities.

This hedging and trading activity may present a conflict of interest between your interests as a holder of the notes and the interests of our affiliates in hedging and other trading activities. These hedging and trading activities could also affect the price at which JPMS is willing to purchase your notes in the secondary market. In addition, our hedging counterparties expect to make a profit. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We, JPMorgan Chase & Co. or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

We, JPMorgan Chase & Co. or our affiliates may currently or from time to time engage in business with the issuer of an Index Component (the “underlying companies”), including extending loans to, making equity investments in or providing advisory services to the underlying companies, including merger and acquisition advisory services. We and JPMorgan Chase & Co. do not make any representation or warranty to any purchaser of notes with respect to any matters whatsoever relating to our and JPMorgan Chase & Co.’s businesses with the underlying companies.

In addition, in the course of our or JPMorgan Chase & Co.’s businesses, we or our affiliates may acquire nonpublic information about the Index or one or more Index Components or underlying companies, and we will not disclose any such information to you.

Furthermore, we, JPMorgan Chase & Co. or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the VWAP level or closing level of the Index or the Index Components. To the extent that we, JPMorgan Chase & Co. or one of our affiliates serves as issuer, agent or underwriter for these securities or financial instruments, we, JPMorgan Chase & Co. or our affiliate’s interests with respect to these securities or financial instruments may be adverse to those of the holders of the notes. By introducing competing products into the marketplace in this manner, we, JPMorgan Chase & Co. or one or more of our affiliates could adversely affect the value of the notes.

The sponsor of the Index relies on numerous public analyst reports, including reports produced by affiliates of ours and JPMorgan Chase & Co., and other publicly available information in its determination of projected future distribution growth, which is referenced in determining the composition of the Index.

We, JPMorgan Chase & Co. and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions that might affect the VWAP level or the value of the notes.

We, JPMorgan Chase & Co. or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.

JPMS, one of our and JPMorgan Chase & Co.’s affiliates, will act as the Note Calculation Agent. The Note Calculation Agent will make all necessary calculations and determinations in connection with the notes, other than determinations to be made by the VWAP Calculation Agent, including calculations and determinations relating to any payments on the notes, Market Disruption Events, splits and reverse splits of the notes and the replacement of the Index with a successor index. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Note Calculation Agent, is entitled to exercise discretion. See “General Terms of Notes” in this product supplement.

JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes or that may adversely affect the value of the notes, and may do so in the future.

JPMS and its affiliates may publish research reports, express opinions or provide recommendations from time to time that relate to the Index or one or more Index Components. These research reports, opinions or recommendations may be inconsistent with purchasing or holding the notes and could adversely affect the value of the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the Index Components.

Risks Relating to the Index

Cushing Asset Management, LP (“Cushing”), the sponsor of the Index, may adjust the Index in a way that affects its level, and Cushing has no obligation to consider your interests.

Cushing is responsible for maintaining the Index. Additional securities may satisfy the eligibility criteria for inclusion in the Index, and the securities currently included in the Index may fail to satisfy the eligibility criteria. In addition, Cushing can add, delete or substitute the securities underlying the Index or make changes to the weighting methodology or other methodological changes that could affect the VWAP level of the Index. You should realize that the changing of securities included in the Index may affect the Index, as a newly added security may perform significantly better or worse than the security or securities it replaces. Additionally, Cushing may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. Cushing has no obligation to consider your interests in calculating or revising the Index.

Our and JPMorgan Chase & Co.’s securities are not currently included in the Index.

As a general matter, none of the issuers the securities of which are included in the Index will be involved in the offering of the notes in any way. As a result, we and JPMorgan Chase & Co. will have no ability to control the actions of the issuers of those securities, including actions that could affect the value of the securities underlying the Index or your notes. None of those issuers will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to any of the issuers of the securities included in any Index.

In the event that our or JPMorgan Chase & Co.’s securities are included in the Index, we and JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any action that might affect the level of the Index or the value of your notes.

There is no assurance that the strategy employed by the Index will be successful.

The Index tracks the performance of publicly traded equity securities of 30 U.S.-based companies that are engaged in, or that hold an entity that is engaged in, the midstream activities of transportation, storage, processing or production of energy commodities. These securities are publicly traded limited or general partnership interests of partnerships or common units of limited liability companies or C corporations of operating companies (each, an “MLP”) and are chosen for inclusion in the Index according to a proprietary valuation model developed by Cushing that evaluates various financial criteria to rank potential MLPs for inclusion in the Index. There is, however, no assurance that the Index will outperform any other index or strategy that tracks MLPs selected using other criteria. In addition, the Index Components are weighted using an equal-weighting methodology. The performance of the VWAP level and Coupon Payments on the notes may be lower than if a different weighting methodology were employed.

Energy MLP market risks may affect the trading value of the notes and the amount you will receive at maturity.

We expect that the VWAP level and the amount of any distributions on the Index Components will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors. The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the VWAP level and the amount of any distributions on the Index Components and thus in the value of the notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change. Investor perceptions of the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic and banking crises. The VWAP level and the amount of any distributions on the Index Components are expected to fluctuate over the term of the notes.

The Index Components are concentrated in the energy industry.

All or substantially all of the Index Components represent MLPs that have been issued by companies involved in the transportation, storage, processing or production of energy commodities. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. MLPs in these industries are subject to risks specific to these industries including, but not limited to, the following:

•	reduced volumes of natural gas or other energy commodities available for transporting, processing or storing;

•	new construction risks and acquisition risk which can limit growth potential;

•	a sustained reduced demand for crude oil, natural gas and refined petroleum products resulting from a recession or an increase in market price or higher taxes;

•	changes in the regulatory environment;

•	extreme weather;

•	rising interest rates which could result in a higher cost of capital and drive investors into other investment opportunities; and

•	threats of attack by terrorists.

In addition, investments in securities of MLPs involve risks that differ from investments in common stock including risks related to limited control and limited rights to vote on matters affecting an MLPs, risks related to potential conflicts of interest between an MLP and its general partner, and cash flow risks.

Prices of securities of an MLP can be affected by fundamentals unique to the partnership, including earnings power and coverage ratio. Changes in the tax law affecting MLPs could adversely affect the price performance of securities of MLPs. These factors could affect the relevant industries and the MLPs operating in these industries and could cause some or all of the Index Components to decline in value, or to reduce their distributions, during the term of the notes.

The Index may not be representative of the U.S. industries for the transportation, storage, processing and production of energy commodities.

While the Index Components are considered by Cushing to be U.S.-based and to be involved in the transportation, storage, processing or production of energy commodities, the Index Components and the

Index itself may not be representative of these industries, which include many companies in addition to the 30 Index Components. As a result, the price performance of, and distributions on, the Index Components may lag behind the price performance of, and distributions on, the companies included in these industries as a whole.

An investment in the notes is subject to risks associated with small capitalization stocks.

Most of the Index Components are smaller, non-diversified businesses that are exposed to the risks associated with small-capitalization companies, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The stock prices of smaller companies may be more volatile than stock prices of large-capitalization companies. Small-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.

S&P Dow Jones Indices LLC (“S&P Dow Jones”), the calculation agent of the Index, may, in its sole discretion, discontinue the public disclosure of the intraday level of the Index.

S&P Dow Jones is not under any obligation to continue to calculate the intraday level of the Index or required to calculate similar levels for any successor index. If S&P Dow Jones discontinues such public disclosure, we may not be able to provide the intraday levels related to the Index required to maintain any listing of the notes on NYSE Arca. If the notes become delisted, the liquidity of the market for the notes may be materially and adversely affected and you may sustain significant losses if you sell your notes in the secondary market.

Use of Proceeds and Hedging

Unless otherwise specified in the relevant terms supplement, we intend to lend the net proceeds we receive from the sale of the notes to affiliates of JPMorgan Chase & Co. We expect that these affiliates will use the proceeds from these loans to provide additional funds for its and/or their operations and for other general corporate purposes and, in part, in connection with hedging its obligations under the notes. JPMS, as an agent and a FINRA member, will be entitled to receive the aggregate profits generated from the deduction of the Accrued Investor Fee. The notes will be offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes as set forth in the relevant terms supplement.

On or prior to the original pricing date of the notes and the pricing date of any additional notes, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the notes. In addition, from time to time after the notes are issued, we, through our affiliates or others, may enter into additional hedging transactions and close out or unwind those we or our affiliates have entered into, in connection with the notes and possibly in connection with our or our affiliates’ exposure to the Index or one or more Index Components. To accomplish this, we, through our affiliates or others, may take long or short positions in the Index, a similar index or one or more Index Components or in listed or over-the-counter options, futures, or other instruments linked to the Index, a similar index or one or more Index Components. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the foregoing. If we and our affiliates are unable to effectively hedge our obligations under the notes, we may limit, restrict or stop sales of additional notes, which could materially and adversely affect the liquidity and trading price of the notes in the secondary market.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially affect the VWAP level in a manner that adversely affects the value of the notes or any payment on the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines. See “Risk Factors — Risks Relating to Conflicts of Interest — We, JPMorgan Chase & Co. or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index or one or more Index Components. No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

The Cushing® 30 MLP Index

All information contained in this product supplement regarding the Cushing® 30 MLP Index (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information and information provided by Cushing Asset Management, LP (“Cushing”), the sponsor of the Index, without independent verification. This information reflects the policies of, and is subject to change by, Cushing. The Index was developed by Cushing and is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones”). Cushing and S&P Dow Jones have no obligation to continue to publish, and may discontinue publication of, the Index.

The Index is reported by Bloomberg, L.P. under the ticker symbol “MLPX.”

The Index tracks the performance of publicly traded equity securities of 30 U.S.-based companies that are engaged in, or that hold an entity that is engaged in, the midstream activities of transportation, storage, processing or production of energy commodities. These securities are publicly traded limited or general partnership interests of partnerships or common units of limited liability companies or C corporations of operating companies (each, an “MLP”) and are chosen for inclusion in the Index according to a proprietary valuation model developed by Cushing that evaluates various financial criteria to rank potential MLPs for inclusion in the Index. We refer to MLPs whose securities are included in the Index as “Index Components.” The Index Components are equally weighted in connection with each quarterly rebalance.

The Index began publishing on November 1, 2009 and has a base date of December 29, 1995 and a base value of 54.7561.

Determining the Composition of the Index

Identifying the Index Universe

All of the following requirements must be met in order for the securities of an MLP to be eligible for inclusion in the Index:

1.	Domestic. The MLP must be U.S.-based. Cushing uses several factors in determining a company’s nationality, including, but not limited to, registration location, accounting principles used for financial reporting, and location of headquarters.

2.	Reported Security. The securities of the MLP must be a “reported security” as defined in Rule 11Aa3-1 under the Securities Exchange Act of 1934, and its common stock listed on a national securities exchange.

3.	Publicly Traded. The MLP must be or have an interest in a publicly traded partnership or limited liability company exempt from corporate taxation as a result of the Tax Reform Act of 1986, and engaged in the transportation, storage, processing, or production of energy commodities.

4.	Structure. The securities of the MLP must represent either limited or general partner interests, or both, of a master limited partnership that is an operating company, or common units of a limited liability company or C corporation that is an operating company. Open-end mutual funds, closed-end funds, exchange-traded funds (ETFs), exchange-traded notes (ETNs), royalty or income trusts and other pooled investment vehicles are not eligible for inclusion.

Additional market capitalization, trading liquidity, and financial viability requirements must also be satisfied, as outlined below. These requirements were not applied in calculating the back-tested performance of the Index (i.e., the performance prior to November 1, 2009, the date on which publication of the Index began on a live basis), so as to eliminate any selection bias in the calculation of the Index. Since November 1, 2009, however, in addition to the requirements listed above, the following requirements must also be met in order for the securities of an MLP to be eligible for inclusion in the Index:

1.	Market capitalization. The MLP must have a market capitalization of at least $500 million. This minimum requirement may be adjusted upward or downward to maintain a consistent number of securities that are eligible for inclusion in the Index.

2.	Adequate trading liquidity. The MLP must maintain a ratio of annual dollar value traded to market capitalization of 0.30 or greater. Trading volume of the securities of the MLP is required to have been in excess of 500,000 units per month for each of the prior six months.

3.	Public float. The securities of the MLP must have a public float of at least 20% of their total outstanding common units.

4.	Distribution Stability. The MLP must have maintained or increased its distributions over the previous four fiscal quarters. An exception will be made for new listings or MLPs that move to a national securities exchange from another dealer market or over the counter exchange. Those MLPs must maintain the above standards moving forward from the new or re-listing date.

In order to avoid excessive turnover in Index membership, Cushing may choose to not remove an MLP from the Index where it appears, in Cushing’s opinion, that the MLP temporarily fails to satisfy one or more of the Index eligibility criteria specified above. Similarly, Cushing may choose not to include an MLP in the Index where it appears, in Cushing’s opinion, that the candidate will meet the Index eligibility criteria on only a temporary basis.

Valuation and Selection

Once the universe of eligible MLPs is determined based on the eligibility criteria set forth above, MLPs in the eligible universe are ranked according to their total scores received under a proprietary valuation model developed by Cushing. The 30 highest-ranked eligible MLPs are selected for inclusion in the Index. The model emphasizes balance sheet, cash flow and cash distribution metrics rather than only market capitalization.

The model scores eligible MLPs via a formulaic weighted methodology across numerous criteria. The criteria incorporate ranking measures relative to the broader eligible MLP universe.

Each of the criteria fall under one of three categories:

1.	Operational. The operational category is intended to identify MLPs with positive corporate performance characteristics. Criteria in the operational category examine income and historical and projected future distribution growth relative to peers. Cushing relies on numerous public analyst reports, including reports produced by an affiliate of JPMorgan Financial and JPMorgan Chase & Co., and other publicly available information in its determination of projected future distribution growth.

2.	Valuation. The valuation category is intended to identify MLPs that are attractively valued. Criteria in the valuation category measure an MLP’s current yield and financial ratio relative to peers.

3.	Strategic Position. The strategic position category is intended to identify MLPs with strong strategic positions. Criteria in the strategic position category measure an MLP’s leverage and certain other financial measures relative to peers.

The Index construction methodology described above is expected to remain constant throughout the life of the Index. However, the methodology may be amended as necessary at the discretion of Cushing to the extent that it determines that a change is necessary to address an error, ambiguity or omission that would prevent the Index from fulfilling the principles and objectives of the Index.

Publication of the Index Level

The Index is calculated during each trading day on a real-time basis using the last traded price for each Index Component from the relevant exchanges and markets, beginning when the first traded price of any of the Index Components is received by S&P Dow Jones. Index levels are delivered to NYSE Arca every 15 seconds and are subsequently published to data vendors under the ticker symbol “MLPX.”

If trading in an Index Component is suspended prior to the market opening, that Index Component’s closing price from the previous day will be used in the Index calculation until trading commences. If trading in an Index Component is suspended while the relevant market is open, the last traded price for that Index Component will be used for all subsequent Index calculations until trading resumes.

The Index closing level is calculated using the closing prices issued by the primary exchange for each Index Component. If the primary exchange changes the closing price of an Index Component, the new price will be used to calculate the Index closing level. A final check of closing prices is generally performed within one and one and one half hours after the close of markets. This time frame may be expanded at S&P Dow Jones’s discretion on days where trading volume is unusually large at the close. Only changes received prior to this final check are used in the closing level calculation.

Incorrect Index Component data, corporate action data or divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected that same day. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Incorrect intraday Index tick data will not be corrected. However, incorrect opening and closing levels will be corrected as soon as possible after detection.

Calculating the Index Level

The Index is an equally weighted index, calculated using S&P Dow Jones’s divisor methodology. At any given time, the index level of the Index is equal to the market value of the Index at that time divided by the divisor described below:

Index Level = Index Market Value / Divisor

Index Unitsi = Sharesi × IWFi × AWFi,

where N is the number of Index Components, Pi the price of Index Component i, Sharesi is total shares outstanding of i, IWFi is the investable float factor of Index Component i and represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Index and AWFi is the adjustment factor of Index Component i assigned at each index rebalancing date, t, as described below.

Adjustment factor. The AWF for each Index Component makes the modified-market capitalizations of each of the Index Component equal (and, therefore, equal weight), while maintaining the total market value of the overall Index. The AWF, i, at rebalancing date, t, is calculated as follows:

AWFi,t = Z / (N × Float Adjusted Market Valuei,t)

Float Adjusted Market Valuei,t = Pi,t × Sharesi,t × IWFi,t,

where Z is an index-specific constant set for the purpose of deriving the AWF and, therefore, each Index Component’s index units.

Divisor. Continuity in index levels is maintained by adjusting the divisor for certain changes in the Index Components’ share capital after the base date of the Index. This may include replacements of Index Components, spinoffs affecting Index Components and rights offerings and will include special distributions. The divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. In addition, to maintain continuity in index levels, the divisor is adjusted at each quarterly rebalancing of the Index to equal the Index Market Value immediately after the rebalancing divided by the index level immediately prior to rebalancing.

Quarterly Rebalancing of the Index

The Index is rebalanced quarterly in March, June, September and December each year after the market close on the third Friday of the relevant month above and become effective at the opening on the next trading day. Each Index Component is assigned a weight of 3.33% at each rebalancing. As the unit prices of the Index Components change, weightings in the Index will change. A more frequent rebalancing would result in higher Index turnover and less frequent rebalancing would result in more significant deviations from equal weightings.

Index Maintenance

Index Component changes may occur during scheduled quarterly or interim rebalancing or between review periods if a specific corporate event makes an existing Index Component ineligible. The following events may require an Index Component’s replacement:

Corporate Action	Adjustment Made to Index
Merger or Acquisition	If a merger or acquisition results in one Index Component absorbing another, the resulting company will remain an Index Component and the absorbed company will be replaced. If a nonIndex Component absorbs an Index Component, the original Index Component will be removed and replaced.

Spin-off	If an Index Component splits or spins off a portion of its business to form one or more new companies, the resulting companies will all be eligible to remain as Index Components as long as each meets the eligibility requirements. The Index will remain at 30 names and therefore one company will have to be dropped. The determination of which company will remain an Index Component will be made by Cushing.

Bankruptcy	An Index Component will be removed and replaced immediately after a bankruptcy filing. Exceptions are made on a case-bycase basis. For example, an Index Component might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	An Index Component will be removed and replaced immediately after being delisted from its primary market.

Distribution Cut	An Index Component will be removed and replaced if a distribution cut has been announced. The change will take place at the earlier of the applicable exdate or the end of the current month.

Adjustments to the Index will also be required due to certain corporate actions or Index Component eligibility changes as described below. These changes may also require Index divisor adjustments so that the level of the Index is not altered by such corporate actions or Index Component eligibility changes.

Event	Action
Index Component Replacement	New Index Component replaces the removed Index Component in the Index with the same weight. When an Index Component is removed from the Index at a price of $0.00, the Index Component’s replacement will be added to the Index at the weight using the previous day’s closing value, or the most immediate prior business day that the removed Index Component was not valued at $0.00.

Spin-off

No weight change. The price is adjusted by subtracting the following from the price of the parent company:

                  Spin-off unit price

Unit Exchange Ratio

Index units change so that the Index Component’s weight remains the same as its weight before the spin-off. A determination will then be made for the entity that is spun off as to inclusion in the Index. If an MLP being spun off is only trading on a “whenissued” basis, the “whenissued” price will be used to adjust the parent company’s closing price.

Rights Offering

The price is adjusted by subtracting the following from the price of the parent:

                   Price of Rights

Rights Ratio

Index units change so that the company’s weight remains the same as its weight before the spin-off.

Special Dividends	The Index does not take distribution payments into account, except for special distributions, which are reinvested in the Index on their respective ex-distribution dates.

Stock splits and reverse splits do not require divisor adjustments because the corresponding change to the Index Component’s price equally offsets the change in the index units of that Index Component, therefore not affecting the Index Component’s weighting in the Index.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Cushing, S&P Dow Jones or any of their subsidiaries or affiliates. None of Cushing, S&P Dow Jones or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in financial instruments or commodities generally or in the notes particularly. The only relationship of Cushing, S&P Dow Jones or any of their subsidiaries or affiliates to JPMorgan Financial or JPMorgan Chase & Co. in connection with the notes is the licensing of certain trademarks, trade names and service marks and of the Index, which are determined, composed and calculated by Cushing without regard to JPMorgan Financial or JPMorgan Chase & Co. or the notes. Cushing and S&P Dow Jones have no obligation to take the needs of JPMorgan Financial or JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the Index. None of Cushing, S&P Dow Jones or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Cushing, S&P Dow Jones or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to note customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, Cushing, S&P Dow Jones and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by JPMorgan Financial or JPMorgan Chase & Co., but which may be similar to and competitive with the notes.

NONE OF S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The Index is the exclusive property of Cushing, which has contracted with Standard & Poor’s Financial Services LLC (a subsidiary of S&P Dow Jones) to calculate and maintain the Index. Cushing® is a registered trademark of Swank Capital, LLC. Standard & Poor’s® and S&P® are registered trademark of Standard & Poor’s Financial Services LLC (“SPFS”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and, these trademarks have been licensed to S&P Dow Jones. “Calculated by S&P Dow Jones Indices” and its related stylized mark(s) have been licensed for use by Cushing. None of S&P Dow Jones, SPFS, Dow Jones or any of their affiliates sponsor and promote the Index, and none shall be liable for any errors or omissions in calculating the Index.

General Terms of Notes

Capitalized terms used but not defined in this product supplement will have the meanings set forth in the relevant terms supplement.

Note Calculation Agent and VWAP Calculation Agent

J.P. Morgan Securities LLC, one of our and JPMorgan Chase & Co.’s affiliates, will act as the Note Calculation Agent. NYSE Arca will act as the VWAP Calculation Agent. We and JPMorgan Chase & Co. may appoint a different Note Calculation Agent or VWAP Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Note Calculation Agent will make all necessary calculations and determinations in connection with the notes, including calculations and determinations relating to any payments on the notes and the assumptions used to determine the pricing of the notes, other than determinations to be made by the VWAP Calculation Agent. The VWAP Calculation Agent will determine the VWAP Level and the VWAP of each Index Component on each Index Business Day, except as described below under “Postponement of an Averaging Date.” All determinations made by the Note Calculation Agent or the VWAP Calculation Agent will be at the sole discretion of the Note Calculation Agent or the VWAP Calculation Agent, as applicable, and will, in the absence of manifest error, be conclusive for all purposes and binding on you, us and JPMorgan Chase & Co.

The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of any amount payable on the notes at or prior to 11:00 a.m., New York City time, on the date on which payment is to be made.

All values with respect to calculations in connection with the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655). Notwithstanding the foregoing, all dollar amounts related to determination of any payment on the notes per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655), and all dollar amounts payable, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Split or Reverse Split of the Notes

We may initiate a split or reverse split of the notes at any time. We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia in our sole discretion. If we decide to initiate a split or reverse split, as applicable, we will issue a notice to holders of the notes and a press release announcing the split or reverse split and the ratio and specifying the effective date of the split or reverse split, which will be at least three Business Days after the date on which the split or reverse split, as applicable, is announced, which we refer to as the “announcement date.” The record date for a share split or reverse split will be the Business Day immediately preceding the effective date.

If the notes undergo a split or reverse split, we will adjust the terms of the notes as may be necessary or desirable to effectuate that split or reverse split, as applicable, including, without limitation, the Principal Amount, any Coupon Amount, the Closing Intrinsic Note Value, the Accrued Investor Fee, the Quarterly Investor Fee, the Reference Distribution Amount, the number of shares held by a Reference Holder and the minimum number of notes you may request that we repurchase. For example, if the notes undergo a 4-for-1 split, each noteholder who holds one note via DTC prior to the split will, after the split, hold four notes, and the Principal Amount, any Coupon Amount, the Closing Intrinsic Note Value, the Accrued Investor Fee, the Quarterly Investor Fee, the Reference Distribution Amount and the number of shares held by a Reference Holder will be adjusted as may be necessary or desirable to equal 1/4 of their respective values that would have prevailed in the absence of the 4-for-1 split. In addition, the minimum number of notes you may request that we repurchase will be increased to equal 4 times its prior value.

These adjustments may be applied retroactively for purposes of adjusting any Coupon Amount that has been determined but not yet paid.

In the case of a reverse split, noteholders who hold a number of notes that is not evenly divisible by the relevant ratio will receive the same treatment as all other noteholders for the maximum number of notes they hold that is evenly divisible by the relevant ratio, and we will have the right to compensate noteholders for their remaining or “partial” notes in a manner determined by the Note Calculation Agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partial notes in an amount equal to the appropriate percentage of the Closing Indicative Note Value (which may be calculated using an Index Ratio that reflects the average VWAP Level over a measurement period of five Index Business Days) on a specified Index Business Day no later than 20 Index Business Days following the announcement date, with payment to be made on a specified Business Day no later than five Business Days following the date on which the amount of the payment is determined.

Postponement of a Payment Date

In this product supplement, we refer to each Coupon Payment Date and the Maturity Date as “Payment Dates.” If any scheduled Payment Date is not a Business Day, then that Payment Date will be the next succeeding Business Day following the scheduled Payment Date. If, due to a market disruption event or otherwise, any Averaging Date referenced in the determination of a payment on the notes that will or may be payable on any Payment Date is postponed so that it falls less than three Business Days prior to that scheduled Payment Date, that Payment Date will be the third Business Day following the latest such Averaging Date, as postponed. If any Payment Date is adjusted as the result of a non-Business Day, a market disruption event or otherwise, any amount payable on that Payment Date will be made on that Payment Date as postponed, with the same force and effect as if that Payment Date had not been postponed, but no interest will accrue or be payable as a result of the delayed payment.

Postponement of an Averaging Date

The Final VWAP Level used to determine the Closing Intrinsic Note Value in connection with any payment at maturity or upon early repurchase or redemption will reflect the arithmetic average of the VWAP Levels on the five Index Business Days in the relevant Measurement Period, and the VWAP Level on each Index Business Day is calculated by reference to the VWAP and the Index Units of each Index Component, as well as the Index Divisor. In this product supplement, we refer to each of the five Index Business Days in a Measurement Period as an “Averaging Date.” As set forth below, if any Index Component is disrupted on any Averaging Date, determinations with respect to that Index Component for purposes of calculating the VWAP Level applicable to that Averaging Date will be postponed. In addition, determinations with respect to that disrupted Index Component for purposes of calculating the VWAP Level applicable to each following Averaging Date will also be postponed so as to avoid using the same VWAP of an Index Component on a given Index Business Day to calculate the VWAP Levels for more than one Averaging Date.

If any Averaging Date is an Unavailable Day for any Index Component, the VWAP Level on that Averaging Date will be deemed to be the Adjusted VWAP Level with respect to that Averaging Date, and that Averaging Date will be postponed to the earliest date on which that Adjusted VWAP Level can be calculated as set forth below. For the avoidance of doubt, no Averaging Date will be postponed to a date that is after the applicable Final Disrupted Averaging Date.

The “Adjusted VWAP Level” with respect to an Averaging Date that is an Unavailable Day for any Index Component will be determined by the VWAP Calculation Agent and will be calculated in accordance with the formula for calculating the VWAP Level, using:

•	with respect to each Index Component for which the originally scheduled Averaging Date is not an Unavailable Day, the VWAP and the Index Units of that Index Component, and the Index Divisor, in each case as of the originally scheduled Averaging Date; and

•	with respect to each Index Component for which the originally scheduled Averaging Date is an Unavailable Day, the VWAP and the Index Units of that Index Component, and the Index Divisor, in each case, as of the first Index Business Day immediately following the originally scheduled Averaging Date that is not an Unavailable Day with respect to that Index Component, provided that, if each day from and including the originally scheduled Averaging Date to and including the applicable Final Disrupted Averaging Date is an Unavailable Day with respect to that Index Component, the VWAP of that Index Component will be determined by the VWAP Calculation Agent in good faith based on its assessment of the market value of that Index Component on that Final Disrupted Averaging Date and the Index Units of that Index Component and the Index Divisor will each be determined by the VWAP Calculation Agent based on its good faith estimate.

An Index Business Day will be an “Unavailable Day” with respect to an Index Component if it is a Disrupted Day for that Index Component or a day that is a Prior Valuation Date with respect to that Index Component and the relevant Averaging Date.

A “Disrupted Day” means, with respect to an Index Component, a day on which the Primary Exchange or any Related Exchange with respect to that Index Component fails to open for trading during its regular trading session or on which a Market Disruption Event with respect to that Index Component has occurred or is continuing, and, in each case, the occurrence of which is determined by the Note Calculation Agent to have a material effect on the VWAP Level.

An Index Business Day will be a “Prior Valuation Date” with respect to an Index Component and an Averaging Date if the VWAP and the Index Units of that Index Component, and the Index Divisor, in each case as of that Index Business Day, were used in calculating the Adjusted VWAP Level with respect to an earlier occurring originally scheduled Averaging Date within the same Measurement Period as that Averaging Date.

With respect to an Averaging Date, the “Final Disrupted Averaging Date” means the third Index Business Day after that Averaging Date, as originally scheduled.

Market Disruption Events

With respect to an Index Component, a “Market Disruption Event” means the occurrence or existence of a condition specified below:

•	any suspension, absence or limitation of trading in that Index Component on the Primary Exchange with respect to that Index Component, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

•	any suspension, absence or limitation of trading in futures or options contracts related to that Index Component, if available, on any Related Exchange with respect to that Index Component, whether by reason of movements in price exceeding limits permitted by that Related Exchange or otherwise;

•	any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, that Index Component or futures or options contracts relating to that Index Component; or

•	the closure on any Index Business Day of the Primary Exchange or any Related Exchange with respect to that Index Component prior to its Scheduled Closing Time unless the earlier closing time is announced by the Primary Exchange or that Related Exchange, as applicable, at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the Primary Exchange or that Related Exchange, as applicable, on that Index Business Day and (b) the submission deadline for orders to be entered into the system for execution at the close of trading on that Index Business Day for the Primary Exchange or that Related Exchange, as applicable;

in each case determined by the Note Calculation Agent in its sole discretion; and

•	a determination by the Note Calculation Agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a Market Disruption Event with respect to an Index Component has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or any Related Exchange; and

•	limitations pursuant to the rules of the Primary Exchange or any Relevant Exchange similar to New York Stock Exchange (“NYSE”) Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Note Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor or calculation agent of the Index (collectively, the “Index Sponsor”) discontinues publication of, or otherwise fails to publish, the Index, or if the Index Sponsor does not make the Index Components, their Index Units or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor or another entity publishes a successor or substitute index that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index and for which the index components, their Index Units and the index divisor, or equivalent information, is available to the VWAP Calculation Agent (such index being referred to in this product supplement as a “successor index”), then the VWAP Level on any subsequent relevant date will be determined by reference to the VWAPs of the index components of that successor index, their Index Units and the index divisor of that successor index, or equivalent information, published with respect to that day and a fixed adjustment factor determined by the Note Calculation Agent upon the selection of that successor index to account for the difference in the levels of the Index and that successor index at that time for purposes of maintaining comparability between prior VWAP Levels and succeeding VWAP Levels.

Upon any selection by the Note Calculation Agent of a successor index, the Note Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, us, JPMorgan Chase & Co. and DTC, as holder of the notes.

Events of Default

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the amount payable at maturity per note calculated in the manner described in the relevant terms supplement and calculated as if the date of acceleration were (a) the final day of the Measurement Period with respect to the Final Valuation Date and (b) the Final Disrupted Averaging Date for the final day of the Measurement Period with respect to the Final Valuation Date (if the date of acceleration is a Disrupted Day). Under these circumstances, the Measurement Period with respect to the Final Valuation Date will consist of the date of acceleration and the four immediately preceding Index Business Days.

The amount determined as described above will constitute the final payment on the notes, and no additional amounts will accrue with respect to the notes following the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC, as holder of the notes, of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes.

Listing

We intend to list the notes on NYSE Arca under the ticker symbol “PPLN.” No assurance can be given as to the approval of the notes for listing or, if listed, the continued listing for the term of the notes, or the liquidity or trading market for the notes. We are not required to maintain a listing on NYSE Arca or any other exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global note certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the prospectus under the heading “Forms of Securities — Book-Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in the City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent for the notes and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Reopening Issuances

In our sole discretion, and without providing noteholders notice or obtaining their consent, we may decide to issue and sell additional notes from time to time. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict those sales, and we may stop and subsequently resume selling additional notes at any time. If we limit, restrict or stop sales of such additional notes, or if we subsequently resume sales of such additional notes, the liquidity and trading price of the notes in the secondary market could be materially and adversely affected. Unless we indicate otherwise, if we suspend selling additional notes, we reserve the right to resume selling additional notes at any time, which might result in the reduction or elimination of any premium in the trading price. If you pay a premium for the notes above the Closing Intrinsic Note Value and the Intraday Intrinsic Note Value, you could incur significant losses if you sell your notes at a time when the premium is no longer present in the market.

A suspension of additional issuances of the notes could result in a significant reduction in the number of outstanding notes if noteholders subsequently exercise their right to have the notes repurchased by us. Accordingly, the number of outstanding notes, and their liquidity, could vary substantially over the term of the notes.

These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes, will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. These further issuances will increase the aggregate principal amount of the outstanding notes of this sub-series.

The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes.

We have no obligation to take your interests into account when deciding whether to issue additional notes. In addition, we are under no obligation to reopen any series of notes or to issue any additional notes.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. It applies to you only if you hold a note as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	a “regulated investment company” as defined in Code Section 851;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a note as part of a “straddle” or conversion transaction, or who has entered into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. The effects of any applicable state, local or foreign tax laws are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the IRS regarding the notes. Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes. At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes. In this event, whether or not counsel is able to opine regarding the correctness of the treatment of the notes described above, we generally expect that counsel will be able to opine that the following are the material tax consequences of owning and disposing of the notes if the treatment of the notes described above is respected, as well as material tax consequences that may apply if it is not respected. The following discussion assumes this treatment is respected, except where otherwise indicated. The relevant terms supplement may indicate other issues applicable to a particular offering of notes.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Open Transactions That Are Not Debt Instruments

Under this treatment, subject to the discussion under “Tax Treatment of Coupon Amounts” below, you should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale, exchange or “deemed exchange” as described below.

Tax Treatment of Coupon Amounts. Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we expect (in the absence of an administrative determination or judicial ruling to the contrary) to treat any Coupon Amounts with respect to the notes as ordinary income at the time accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes unless otherwise indicated.

Sale, Exchange or Redemption of a Note. Upon a sale or exchange of a note (including early repurchase or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the note, which should equal the amount you paid to acquire the note (assuming Coupon Amounts are properly treated as ordinary income, consistent with the position described above). Subject to the discussion below concerning the potential application of the “constructive ownership” rules of Code Section 1260, this gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses is subject to limitations. It is uncertain whether the proceeds of a sale or exchange prior to maturity include any amount attributable to accrued but unpaid Coupon Amounts, or whether this amount should be treated as described above.

Potential Deemed Exchange on Index Rebalancing. The IRS could assert that under certain circumstances a “deemed” taxable exchange has occurred on one or more Index rebalancing dates. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of your notes exceeds your tax basis in them on the relevant rebalancing date. Any gain recognized on a deemed exchange should be capital gain, subject to the discussion in the following paragraphs.

Potential Application of the Constructive Ownership Rules. The IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Code Section 1260, in which case your tax consequences of a sale or exchange of a note would be significantly and adversely affected. Code Section 1260 generally applies if an investor enters into a “constructive ownership transaction” with respect to a “pass-thru” entity. If a note is treated as a “constructive ownership transaction,” any gain recognized in respect of a note that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. If a note is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the “net underlying long-term capital gain” should be determined under Code Section 1260 in the case of an instrument, like the notes, the underlying index with respect to which is rebalanced periodically.  One reasonable possibility is that long-term capital gain realized on a sale or exchange of a note could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced.

If the notes are treated as “constructive ownership transactions,” it is possible that the impact of the application of those rules might be relatively small, assuming that the Index Components comply with their stated distribution policies, that Coupon Amounts on the notes are treated as ordinary income consistent with the position being taken herein, and that the turnover of the Index Components upon rebalancing of the Index is relatively small. In this event, based on our understanding of the Index Components’ distribution policies, we think it would be fairly unlikely that you would recognize amounts of long-term capital gain significantly in excess of the “net underlying long-term capital gain” that you would have recognized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced. However, for a number of reasons, including among others because we have no control over the events described above, and because the constructive ownership rules would, assuming they applied, require you to prove by clear and convincing evidence that your long-term capital gain does not in fact exceed the long-term capital gain that you would have recognized if you had invested directly in the Index Components, there can be no assurance that some or all of the long-term capital gain that you recognize on a sale or exchange of the notes will not be subject to recharacterization under Code Section 1260. Unless otherwise indicated in the relevant terms supplement, due to the lack of governing authority and the fact-sensitive nature of the analysis under Code Section 1260, we do not expect that counsel would be able to opine as to whether or how these rules would apply to your notes.

Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments

If the notes are treated as open transactions that are not debt instruments, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the notes. For instance, you might be required to include amounts in income during the term of your notes (for example, under Code Section 1256) and/or to treat all or a portion of the gain or loss on the sale or exchange of your notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your notes.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Alternative Tax Treatments of the Notes

The IRS could seek to treat you as the beneficial owner of the underlying MLPs for U.S. federal income tax purposes. In that event, you could be required to recognize income, gain or loss and file tax returns in the jurisdictions in which the underlying MLPs operate (including federal, state and local jurisdictions) as if you owned direct interests in the MLPs despite the fact that you will not receive Schedule K-1 or other information returns reporting your share of the MLPs’ income, gain and loss and may not have access to such information returns. Moreover, if you are treated as owning the underlying MLPs, you could be treated as recognizing income or loss each time the Index is rebalanced, which income could be short-term or long-term, depending on how long you are treated as owning the MLPs that are treated as sold or disposed.

Alternatively, the IRS could seek to treat the notes as debt instruments. In that event, your tax consequences will be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.” In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, subject to certain adjustments, with the result that your taxable income in any year could differ significantly from (and could be significantly higher than) the Coupon Amounts (if any) you receive in that year. In addition, any gain recognized at maturity, upon early repurchase or redemption or upon a sale or exchange of your notes generally will be treated as interest income, and if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note.

The IRS could seek to treat you as the beneficial owner of the underlying MLPs for U.S. federal income tax purposes. In that event, you would be treated as engaged in a U.S. trade or business as a result of your ownership of the notes. You could be required to recognize income, gain or loss and file tax returns in the jurisdictions in which the underlying MLPs operate (including federal, state and local jurisdictions) as if you owned direct interests in the MLPs despite the fact that you will not receive Schedule K-1 or other information returns reporting your share of the MLPs’ income, gain and loss and may not have access to such information returns. Moreover, if you are treated as owning the underlying MLPs, you could be treated as recognizing income or loss each time the Index is rebalanced. In addition, a non-U.S. holder that is a foreign corporation could potentially be subject to the U.S. branch profits tax.

Subject to the discussion below, we expect that Coupon Amounts paid to you (including any Stub Reference Distribution Amount) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under the “other income” or similar provision of an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI). Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder.  In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above.  If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) imposes a 30% withholding tax (or a lower rate under the dividend provision of an applicable income tax treaty) on certain “dividend equivalents” paid or deemed paid with respect to derivatives linked to U.S. stocks or indices that include U.S. stocks under certain circumstances, even in cases where the derivatives do not provide for payments explicitly linked to dividends. In general, this withholding regime applies to derivatives that substantially replicate the economic performance of one or more underlying U.S. stocks, as determined on the derivatives’ issue date, based on one of two tests set forth in the regulations. Moreover, the applicable Treasury regulations generally require a “look through”

of Covered Partnerships that own stock of U.S. corporations. It would be prudent to assume that many of the Index Components are Covered Partnerships. Accordingly, the applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the notes are directly traceable to any of these dividends. Withholding would be based on the amount of dividends paid on underlying U.S. stocks owned by Covered Partnerships that are Index Components underlying the notes during your ownership period. The aggregate amounts actually paid on those underlying U.S. stocks owned by Covered Partnerships that are Index Components underlying the notes during the applicable quarter may not be known until the following year, if at all. We intend to provide an estimate of the aggregate quarterly dividend amounts that we believe is highly likely to equal or exceed the aggregate amounts actually paid on U.S. corporate equity owned by Covered Partnerships that are Index Components underlying the notes during the applicable quarter. We may amend this estimate from time to time. You should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of our estimate of the dividend equivalent amounts from each Coupon Payment and also to withhold 30% (subject to possible reduction or elimination of that rate under the “other income” or similar provision of an applicable income tax treaty) on the remaining portion of the Coupon Payment, in both cases assuming the income is not effectively connected with your conduct of a trade or business in the United States, as described above. If you sell or otherwise dispose of the notes between Coupon Payment Dates, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated dividend equivalent amounts attributable to the portion of the Coupon Amount that has accrued since the immediately preceding Coupon Payment Date.

If you are a non-U.S. holder, you should consult your tax adviser regarding the potential application of Section 871(m) to notes acquired in or after 2017, including possible tax withholding effects on coupons and sales proceeds otherwise payable to you prior to the resolution (if any) of the uncertainties described herein.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA,” and regulations promulgated thereunder, generally impose a 30% withholding tax on payments to certain foreign entities (including financial intermediaries) unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the foreign entity’s jurisdiction may modify these requirements. This regime will apply to dividend equivalents, any amount treated as interest or other “fixed or determinable annual or periodical” income for U.S. federal income tax purposes, and payments of gross proceeds of the sale of a note (including early redemption or settlement at maturity) occurring after December 31, 2018. You should consult your tax adviser regarding the potential application of FATCA to the notes.

We will not pay any additional amounts with respect to any withholding tax.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR.  YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into among JPMorgan Financial, as issuer, JPMorgan Chase & Co., as guarantor, and J.P. Morgan Securities LLC, as agent (“JPMS”), JPMS will, unless otherwise specified in the relevant terms supplement, sell notes directly to investors and to dealers as principal at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. These dealers may then resell notes to the public at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. In addition, these dealers may make a market in the notes, although these dealers are not obligated to do so and any of them may stop doing so at any time without notice.

We expect to sell a small portion of the notes through JPMS on the original pricing date of the notes at 100% of the Principal Amount. After the original pricing date of the notes, additional notes may be offered and sold from time to time, at our sole discretion, through JPMS at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict those sales, and we may stop and subsequently resume selling additional notes at any time. If we limit, restrict or stop sales of such additional notes, or if we subsequently resume sales of such additional notes, the liquidity and trading price of the notes in the secondary market could be materially and adversely affected.

We will receive proceeds equal to 100% of the offering price of notes sold after the original pricing date of the notes.

JPMS will not receive selling commissions in connection with sales of the notes. JPMS will be entitled to receive the aggregate profits generated from the deduction of the Accrued Investor Fee to cover license fees and other costs related to the notes and as projected profits for managing our hedge and a structuring fee for developing the notes.

Affiliates of ours and dealers may purchase the notes in secondary market transactions and may use the accompanying terms supplement, this product supplement and the accompanying prospectus and prospectus supplement in connection with resales of some or all of the notes purchased in the secondary market. In these transactions, dealers may resell notes that they acquire from other holders after the original offering and sale of the notes, or they may sell notes in short sale transactions. Any notes held by us or an affiliate in inventory may be sold or lent to market participants who may have made short sales of the notes.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the notes and may cover those short positions by borrowing notes from us or our affiliates or by purchasing notes from us or our affiliates subject to our obligation to repurchase those notes at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination as to whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This product supplement will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for JPMS. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

No action has been or will be taken by us, JPMorgan Chase & Co., JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement, any accompanying underlying supplement or the prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of the relevant terms supplement, this product supplement, the prospectus supplement or the prospectus or any other offering material relating to the notes may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, JPMorgan Chase & Co., JPMS or any dealer.

JPMS has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by JPMS or for or on our or JPMorgan Chase & Co.’s behalf, unless the consent, approval or permission has been previously obtained. We and JPMorgan Chase & Co. will have no responsibility for, and JPMS will obtain, any consent, approval or permission required by JPMS for the subscription, offer, sale or delivery by JPMS of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which JPMS is subject or in or from which JPMS makes any subscription, offer, sale or delivery. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of ours may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

Notice to Investors

We will offer to sell, and will solicit offers to buy, the notes only in jurisdictions where offers and sales are permitted. None of the relevant terms supplement, this product supplement, the prospectus supplement and the prospectus (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our or JPMorgan Chase & Co.’s affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

Argentina

The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including, but not limited to, personal offerings, written materials, advertisements, the Internet or the media, in circumstances that constitute a public offering of securities under Argentine Law No. 26,831 (the “Capital Markets Law”). The concept of public offering under Section 2 of the Capital Markets Law is defined as any invitation addressed to people in general, or to a determined group of people or sectors, to perform any legal act with securities by the issuers of such securities or by any entity dedicated to the trading of such securities, through personal offers, news publications, radiotelephone, telephone or television broadcasts, films, putting up posters, signs or public announcements, advertisements, programs, shows, electronic media, circulars and print communications, or any other means of communication.

The Capital Markets Law does not expressly recognize the concept of private placement and does not provide any specific safe harbor, rule or standard as to when an offering may be considered a private placement (such as limits regarding the offered amount or the number of recipients of the offer). Notwithstanding the foregoing, pursuant to the general rules on public offerings and common practice, the following private placement guidelines have been outlined:

(a)	investors should be contacted on an individual, direct and confidential basis, without using any type of mass means of communication;

(b)	investors should receive complete and precise information on the proposed investment while identifying the name of the recipient;

(c)	any material, brochures, documents, etc., regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient;

(d)	the documents or information mentioned in item (c) above should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina; and

(e)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The interpretation of the CNV regarding the circumstances that constitute an unauthorized public offer is made on a case-by-case basis and may vary from time to time.

The Bahamas

The notes may not be offered or sold in the Bahamas via a public offer. The notes may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of the Bahamas.

The notes shall not be offered or sold into the Bahamas except in circumstances that do not constitute an offer to the public. The notes may not be offered or sold or otherwise disposed of in any way to persons deemed “resident” for exchange control purposes by the Central Bank of the Bahamas without the prior written permission of the Central Bank of the Bahamas.

Bermuda

The notes may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Brazil

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” - the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, JPMS and any other agent (each, an “Agent”) have represented and agreed, and any additional Agents will be required to represent and agree, that it has not and will not sell, promise to sell, offer, solicit, advertise and/or market the notes within the Federative Republic of Brazil in an offering that can be construed as a public offering or unauthorized distribution of securities under Brazilian law and regulations. Additionally, each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that it has not and will not violate any of the registration requirements and securities distribution, sales and marketing restrictions under CVM Instruction nº 400, dated 29 December 2003, as amended from time to time, and Federal Law 6.385, dated 7 December 1976, as amended from time to time.

British Virgin Islands

The notes may not be offered to the public in the British Virgin Islands unless we, JPMorgan Chase & Co. or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We and JPMorgan Chase & Co. are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands business companies (from outside the British Virgin Islands) without restriction. A “British Virgin Islands business company” is a British Virgin Islands company formed under or otherwise governed by the BVI Business Companies Act 2004 of the British Virgin Islands.

The Disclosure Documents are not an offer to sell, or a solicitation or invitation to make offers to purchase or subscribe for, the notes or any other securities or investment business services in the British Virgin Islands. The Disclosure Documents may not be sent or distributed to persons in the British Virgin Islands and the notes are not available to, and no invitation or offer to subscribe for, purchase or otherwise acquire the notes will be made to, persons in the British Virgin Islands. However, the notes may be offered and sold to business companies incorporated in the British Virgin Islands and international limited partnerships formed in the British Virgin Islands, provided that any such offering and sale is made outside the British Virgin Islands or is otherwise permitted by British Virgin Islands legislation.

Although not currently in force, it is possible that Part II of the Securities and Investment Business Act of the British Virgin Islands (“SIBA”) will be brought into force and become law in the British Virgin Islands in the near future. Upon Part II of SIBA’s coming into force, the notes may not, and will not, be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us or JPMorgan Chase & Co. The notes may continue to be offered to business companies incorporated in the British Virgin Islands and international limited partnerships formed in the British Virgin Islands, but only where the offer will be made to, and received by, the relevant company or limited partnership outside of the British Virgin Islands. Once Part II of SIBA comes into force, the notes may also be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA.

This Offering Circular has not been reviewed or approved by, or registered with, the Financial Services Commission of the British Virgin Islands and will not be so registered upon Part II of SIBA’s coming into force.

Cayman Islands

Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that it shall not offer and sell the notes from a place of business within the Cayman Islands (including an offering from an internet or other electronic service provider located in the Cayman Islands) or in a manner constituting the commencement of business in the Cayman Islands unless it is appropriately registered and licensed or otherwise permitted to undertake such an offer or sale under applicable laws (including, without limitation, the Securities Investment Business Law of the Cayman Islands).

An Agent may therefore offer and sell the notes to investors resident and incorporated in the Cayman Islands without restriction on such Agent or us if such Agent is, according to applicable Cayman Islands law, not located in the Cayman Islands (as a branch, an incorporated entity, a resident or otherwise) and does not have a place of business in and/or has not commenced the carrying on of business in the Cayman Islands.

Chile

The Agents, we, JPMorgan Chase & Co. and the notes have not been and will not be registered in the Registro de Valores Extranjeros (Foreign Securities Registry) maintained by the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Commission or “SVS”) and will not be subject to the supervision of the SVS. If the notes are offered in Chile, they will be offered and sold only pursuant to General Rule 336 of the SVS, an exemption to the registration requirements, or in circumstances that do not constitute a public offer of securities in Chile within the meaning of Article 4 of the Chilean Securities Market Law (Law No. 18,045). None of the Agents, us and JPMorgan Chase & Co. have an obligation to deliver public information in Chile with respect to the notes. The notes shall not be publicly offered in Chile unless registered in the Foreign Securities Registry.

Colombia

Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that the notes have not been and will not be marketed, offered, sold or distributed in Colombia or to Colombian residents except in circumstances that do not constitute a public offer of securities in Colombia within the meaning of article 6.1.1.1.1 of Decree 2555 of 2010 as amended from time to time. The Disclosure Documents are for the sole and exclusive use of the addressee as a determined individual/entity and cannot be understood as addressed for the use of any third party. Accordingly, the notes will not be publicly offered, marketed or negotiated in Colombia through promotional or advertisement activities (as defined under Colombian law) except in compliance with the requirements of the Colombian Financial and Securities Market Regulation (Decree 2555 of 2010, Law 964 of 2005 and Organic Statute of the Financial System) as amended and restated, and decrees and regulations made thereunder. The notes have not been and will not be registered in the National Securities and Issuers Registry (Registro Nacional de Valores y Emisores) of the Colombian Financial Superintendence (Superintendencia Financiera de Colombia).

Investors acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant thereto and represent that they are the sole liable party for full compliance with any such laws and regulations.

The investors represent that any investment in the notes is a permitted investment for them under their corporate bylaws and/or particular investment regime that may be applicable.

Costa Rica

The notes may not be offered or sold, directly or indirectly, to any person within the Republic of Costa Rica, in circumstances that require the issuer or offeror and the notes to be authorized by the Superintendencia General de Valores (public offering) or the Superintendencia General de Entidades Financieras (general financial intermediation). Any offering, express or implicit, that seeks to issue, negotiate or sell securities among public investors, is deemed under Costa Rican law (Ley Reguladora del Mercado de Valores, N° 7732, and its Regulations) as a public offering, which requires the issuer or offeror and the notes to be authorized by the Superintendencia General de Valores. A public offering is any invitation or transmission by any means to the public or determined groups of persons exceeding 50 potential investors. A public offering is presumed when made through public or collective means of communication (mass media), such as press, radio, television and internet, or when the offering includes standardized securities.

Accordingly, each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that (i) such Agent is appropriately registered with the Superintendencia General de Valores, (ii) it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in Costa Rica and (iii) that sales of the notes in Costa Rica shall be placed or negotiated only on an individual basis with private investors, limited to a maximum 50 investors. Each Agent will evidence in writing, for each offering, compliance with the above requirements by means of an affidavit, a party declaration or any form of express acknowledgement. Each Agent has acknowledged that it is registered as a financial intermediary with the Superintendencia General de Valores or the Superintendencia General de Entidades Financieras (as the case may be), and that the Disclosure Documents have not been filed with the Superintendencia General de Valores and, therefore, are not intended for any public offering of the notes in Costa Rica within the meaning of Costa Rican law.

El Salvador

The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals habitually, nor will it make known any Disclosure Documents in the territory of El Salvador through any mass media communication such as television, radio, press or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, that are not directed to the Salvadoran public. The offering of the notes will not be registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of the notes in the Republic of El Salvador will be negotiated only on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and will in any event, be effected in accordance with all securities, tax and exchange control regulations of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Agent; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no offer of notes will require the us, JPMorgan Chase & Co. or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of the notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by the Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that any commission or fee received from us complies with the applicable rules set out in the Markets in Financial Instrument Directive 2004/39/EC.

Hong Kong

Each Agent has acknowledged and agreed that the notes have not been authorized by the Hong Kong Securities and Futures Commission. Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that:

(a)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, the notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“Securities and Futures Ordinance”)) other than (a) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance; or (b) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and

(b)	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Mexico

Under the Mexican Securities Market Law, the notes have not been, and will not be, registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican

National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores; the “CNBV”) and may not be offered or sold publicly in the United Mexican States or be the subject of brokerage activities in the United Mexican States.

Pursuant to Article 8 of the Mexican Securities Market Law, the notes may be offered or sold by non-Mexican broker-dealers, on a private placement basis, as an offering not requiring any approval from the CNBV, to Mexican investors that are deemed as qualified or institutional investors (inversionistas institucionales or inversionistas calificados).

The Netherlands

For selling restrictions in respect of The Netherlands, see “European Economic Area” above and in addition:

(a)	Specific Dutch selling restriction for exempt offers: Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that it will not make an offer of the notes to the public in The Netherlands in reliance on Article 3(2) of the Prospectus Directive unless:

(i)	such offer is made exclusively to persons or legal entities which are qualified investors (as defined in the Dutch Financial Supervision Act (Wet op het financieel toezicht, the “FSA”) and which includes authorized discretionary asset managers acting for the account of retail investors under a discretionary investment management contract) in The Netherlands; or

(ii)	standard exemption logo and wording are disclosed as required by article 5:20(5) of the FSA; or

(iii)	such offer is otherwise made in circumstances in which article 5:20(5) of the FSA is not applicable,

provided that no offer of the notes will require us, JPMorgan Chase & Co. or any Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expressions (i) an “offer of the notes to the public” in The Netherlands; and (ii) “Prospectus Directive”, have the meaning given to them above under the section entitled “European Economic Area”.

(b)	Regulatory capacity to offer the notes in The Netherlands: Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that did and does not have the requisite Dutch regulatory capacity to make offers or sales of financial instruments in The Netherlands has represented and agreed or, in the case of additional Agents, will be required to represent and agree with us that it has not offered or sold and will not offer or sell the notes in The Netherlands, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

Panama

The Disclosure Documents and the notes have not been approved by, the Superintendence of Capital Markets (“SCM”) of the Republic of Panama for its offering in Panama. Consequently, the notes may not be offered, sold or advertised and the Disclosure Documents, and any other information related thereto, may not be distributed, directly or indirectly, to any person in the Republic of Panama other than institutional investors or private placement investors as are defined by the Securities Laws of the Republic of Panama, or through a corresponding brokerage firm licensed by the SCM to offer and sell securities in Panama.

Peru

Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that the notes have not been and will not be placed, offered, sold, disposed of or distributed in Peru, except in circumstances which do not constitute a public offer of securities in Peru within the meaning of Peruvian securities laws and regulations. Accordingly, the notes will not be the subject of a duly diffused invitation for subscription, acquisition or purchase of the notes in Peru, pursuant to the Peruvian Securities Market Law, Supreme Decree No. 093-2002-EF, as amended and restated.

The notes may be offered in Peru only under private offerings complying with the Securities Market Law and the regulations that govern the investment policy of institutional investors such as, but not restricted to, banking and other financial entities, insurance entities, private pension fund managers, open ended and close ended collective investment schemes.

Each Agent has acknowledged, and any additional Agents will be required to acknowledge, that the Disclosure Documents have not been subject to review by the Securities Market Superintendence (Superintendencia del Mercado de Valores, “SMV”) and have not been registered with the Peruvian Securities Market Public Registry, and therefore are not intended for any public offer of the notes in Peru. If the notes were to be offered under private offerings in Peru, regulations do not impose reporting obligations with SMV, to us, JPMorgan Chase & Co. or the Agents, notwithstanding, when offering the notes to investors subject to the supervision of the Peruvian Financial Services Authority (Superintendencia de Banca y Seguros y Administradoras Privadas de Fondos de Pensiones), certain disclosure requirements should be met in order to be in good standing with the regulations issued by such authority.

Singapore

Each Agent has acknowledged, and any additional Agents will be required to acknowledge, that the Disclosure Documents have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each Agent has represented, warranted and agreed, and any additional Agents will be required to represent, warrant and agree, that it has not offered or sold any notes or caused any notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause any notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, any of the Disclosure Documents or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person, which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

Unless otherwise specified in the relevant Disclosure Documents:

(a)	the notes may not be offered, sold or otherwise distributed in or from Switzerland, as such term is defined or interpreted under the Swiss Federal Code of Obligations or the Swiss Federal Act on Collective Investment Schemes, and neither the Disclosure Documents nor any other offering or marketing material relating to the notes shall constitute a prospectus in the sense of article 652a or 1156 of the Swiss Federal Code of Obligations, or constitute a simplified prospectus in the sense of article 5 of the Swiss Federal Act on Collective Investment Schemes. The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and they are neither subject to approval nor supervision by the Swiss Financial Market Supervisory Authority FINMA; and

(b)	the notes may be distributed only in or from Switzerland to individually selected qualified investors within the meaning of, and in accordance with, the Swiss Federal Act on Collective Investment Schemes and the Swiss Collective Investment Schemes Ordinance. Qualified investors within the meaning of the Swiss Federal Act on Collective Investment Schemes and the Swiss Collective Investment Schemes Ordinance are:

(i)	regulated financial intermediaries such as banks, brokers dealers, fund administrations and asset managers of collective investment schemes as well as central banks;

(ii)	regulated insurance companies;

(iii)	public entities and pension funds with a professional treasury (professional treasury is assumed if there is at least one qualified employee with experience in the financial sector who is responsible for the management of the investments);

(iv)	corporations organised under private law having a professional treasury;

(v)	high net worth individuals (i.e., according to article 6 of the Swiss Collective Investment Schemes Ordinance (a) individuals having the knowledge necessary to understand the risks in connection with the investment based on personal education and professional experience or similar experience in the financial sector and possessing bankable assets of at least CHF 500,000.00 or (b) individuals possessing bankable assets of at least CHF 5,000,000.00), provided they declare in writing that they want to be treated as qualified investors; and

(vi)	investors who have concluded a written discretionary asset management contract with a regulated financial intermediary or with an independent asset manager, provided that the independent asset manager is (a) a financial intermediary within the meaning of the Swiss Anti-Money Laundering Act and (b) subject to conduct of business rules of an organization in the financial sector that have been recognized by the Swiss Financial Market

Supervisory Authority FINMA as minimum standard and that the discretionary asset management contract is in accordance with the recognized guidelines of such organization, except for investors having declared in writing that they do not want to be treated as qualified investors.

United Kingdom

Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that:

(a)	Notes with maturities of less than one year: in relation to any notes where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us:

(i)	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and

(ii)	it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses;

(b)	Financial promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

(c)	General compliance: it has complied and will comply with all applicable provisions of the FSMA and the Financial Conduct Authority Handbook with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

(d)	Commissions and fees:

(i)	if it is distributing notes that are “retail investment products” (as such term is defined in the Financial Conduct Authority Handbook) into the United Kingdom and it is entitled to receive any commission or fee from us, it will not transfer any part of that commission or fee to any third party who may advise retail investors to purchase a note that is a retail investment product; and

(ii)	if it is authorized and regulated by the Financial Conduct Authority to provide investment advice to retail investors in the United Kingdom and it is providing advice to retail investors in respect of a note that is a retail investment product, it undertakes not to request any commission or fee from us and to otherwise reject any such payment offered to it other than in circumstances where we have agreed to facilitate the payment of an advisory fee and have the express consent of the retail investor to do so.

Uruguay

The notes have not been registered with the “Superintendence of Financial Services” of the Central Bank of Uruguay (the “CBU”) and have not and will not be traded on any Uruguayan stock exchange.

The notes are not offered to the public in or from Uruguay. The notes have not been and will not be announced to the public and the Disclosure Documents and any other offering material relating to the notes will not be made available to the public except in circumstances which do not constitute a public offer of securities in Uruguay in compliance with the requirements of the Uruguayan Securities Market Law (Law No 18.627 of 24 November 2009). Public advertising of the notes will be avoided.

The notes will be offered to people in or from Uruguay only through occasional private offerings and never on a professional or regular basis.

If private offers are made in or from Uruguay on a professional and regular basis, the intermediary entity has to be registered with the Uruguayan Brokers Registry kept by the Superintendence of Financial Services of the CBU, and must comply with the obligations indicated in the Compilation of Securities Market Regulations (Please note that the Security Brokers’ obligations are established in the following articles: 60 to 69, 142 and 143, 147 to 151, 185 to 206, 209 and 210, 212 to 214, 225,234,245 to 249, 252, 255 and 256, 283 to 300).

Venezuela

No public offering of the notes has been authorized by the National Securities Superintendence (Superintendencia Nacional de Valores – “SNV”). Each Agent has represented and agreed, and any additional Agents will be required to represent and agree, that (i) it will not offer and/or sell the notes in Venezuela by means of a public offering, without obtaining the prior authorization of SNV in accordance with the relevant provisions of the Securities Markets Law of 5 November 2010 (Ley de Mercado de Valores) and (ii) any documents relating to the offering of the notes have not been and will not be announced to the public and offering material will not be made available to the public, without the prior authorization of SNV.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of JPMorgan Chase & Co.’s business, it and its current and future affiliates (including JPMorgan Financial), may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of JPMorgan Chase & Co.’s ownership interests in its directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan or a Plan Asset Entity and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or a Plan Asset Entity or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes will be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding will not result in a violation of any applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or applicable Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and will make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and will not rely in any way upon us, JPMorgan Chase & Co. or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we or JPMorgan Chase & Co. has under or with respect to the notes;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our and JPMorgan Chase & Co.’s interests are adverse to the interests of the purchaser or holder; and

(v)	none of us, JPMorgan Chase & Co. and any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we, JPMorgan Chase & Co. or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us, JPMorgan Chase & Co. or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entities or Non-ERISA Arrangement.